Exhibit 99.1

For Immediate Release

Reebok Media Contact:	Denise Kaigler
(781) 401-7869

Reebok Investor Contact:	Neil Kerman
(781) 401-7152

REEBOK’S SUBSIDIARIES THE HOCKEY COMPANY AND

SPORT MASKA COMMENCE DEBT TENDER OFFER

Canton, MA (June 25, 2004) – Reebok International Ltd. (NYSE: RBK), The Hockey Company and Sport Maska Inc. announced today that Reebok’s subsidiaries The Hockey Company and Sport Maska have commenced a tender offer to acquire up to $125 million aggregate principal amount of 11 1/4% Senior Secured Notes due 2009 of The Hockey Company and Sport Maska.  The purpose of the tender offer is to retire $125 million of high yield debt.  The tender offer will be financed by Reebok or one of its subsidiaries.  The terms of the tender offer are described on Schedule A to this press release.

The Hockey Company and Sport Maska Inc. are wholly owned subsidiaries of The Hockey Company Holdings Inc.  As previously announced, Reebok acquired approximately 92% of the outstanding common shares of The Hockey Company Holdings Inc. on June 17, 2004.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport and Greg Norman Brands and footwear under the Polo Ralph Lauren Brand.  Sales for 2003 totaled approximately $3.5 billion.

The Hockey Company, headquartered in Montreal, Canada, is the world’s largest designer, manufacturer and marketer of hockey equipment and related apparel under three of the world’s most recognized hockey brand names: CCM, JOFA and KOHO.  The Company is a world leader in the design and innovation of skates, sticks, helmets, protective equipment products and related apparel and is the exclusive licensee of the National Hockey League for authentic and replica jerseys.  Sport Maska Inc. is The Hockey Company’s Canadian operating subsidiary.

[Schedule A Follows]

Schedule A

The Hockey Company and Sport Maska Inc. (collectively, the “Companies”) today commenced a cash tender offer and consent solicitation for any and all units (the “Notes”) consisting of 11 1/4% Senior Secured Notes of The Hockey Company due 2009 and 11 1/4% Senior Secured Notes of Sport Maska Inc. due 2009.  $125 million in aggregate principal amount of the Notes are outstanding, half of such aggregate principal amount representing Notes of each Company.  The Notes may only be tendered as units.  In conjunction with the tender offer, consents are being solicited to effect certain amendments to the indenture governing the Notes.    The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated June 25, 2004 and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the offer.

The offer to purchase will expire at 5:00 p.m., New York City time, on July 26, 2004, unless extended or terminated.  The solicitation of consents will expire at 5:00 p.m., New York City time, on July 12, 2004, unless extended or terminated.  Holders tendering Notes will be required to consent to proposed amendments to the indenture governing the Notes, which will eliminate substantially all of the affirmative and restrictive covenants, certain repurchase rights and certain events of default and related provisions contained in the indenture.  Adoption of the proposed amendments requires the consent of at least a majority of the outstanding principal amount of the Notes.

Under the terms of the tender offer, The Hockey Company and Sport Maska Inc. are offering to purchase the Notes at a price (referred to as the “Tender Offer Consideration”) for each $1,000 principal amount tendered using a yield equal to a fixed spread of 50 basis points plus the yield to maturity of the 2.25% United States Treasury Note due April 30, 2006, minus the $20 consent payment described below. The pricing of the tender offer is expected to occur on July 13, 2004 at 9:00 a.m., New York City time. Holders who tender their Notes will receive the accrued and unpaid interest on such Notes through, but not including, the applicable payment date in connection with the tender offer.

The Hockey Company and Sport Maska Inc. will also, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, make a consent payment of $20 per $1,000 principal amount of Notes to all holders of Notes for which consents have been validly delivered and not revoked on or prior to the consent payment deadline (which will be July 12, 2004, unless extended or terminated).  Holders of Notes who tender prior to the consent payment deadline will receive the Tender Offer Consideration plus the consent payment promptly after notes are accepted for payment after the consent payment deadline.  Holders who validly tender their Notes after the consent payment deadline will receive only the Tender Offer Consideration but not the consent payment and will be paid promptly after the expiration of the tender offer, if such Notes have been accepted for payment pursuant to the tender offer.

The obligation to accept for purchase and pay for Notes tendered is subject to the satisfaction of certain conditions, including the receipt of valid tenders from holders of at least a majority of outstanding principal amount of the Notes.  Tendered Notes may be withdrawn and consents may be revoked at any time prior to the consent payment deadline.  The Companies may amend, extend or, subject to certain conditions, terminate the tender offer and consent solicitations at any time.

The Hockey Company and Sport Maska Inc. have engaged Credit Suisse First Boston LLC to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston LLC, Attn: Liability Management Group, at (800) 820-1653 (toll free) and (212) 325-3784.  Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent for the tender offer and consent solicitation, at (800) 322-2885 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made solely by means of the Offer to Purchase and Consent Solicitation Statement, dated June 25, 2004 and the related Consent and Letter of Transmittal.

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